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                                                                 EXHIBIT 23.3

                              CONSENT OF KPMG LLP

The Board of Directors
Apple Computer, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-8 of Apple Computer, Inc. of our report dated October 17, 2000, relating to the consolidated balance sheets of Apple Computer, Inc. and subsidiaries as of September 30, 2000 and September 25, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flow for each of the years in the three-year period ended September 30, 2000, and the related schedule, which report appears in the September 30, 2000, annual report on Form 10-K of Apple Computer, Inc.


/s/ KPMG LLP

Mountain View, California
December 15, 2000




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